Exhibit 99.2

McCormick & Company, Incorporated

Conference Call Announcing Fourth Quarter 2003 Results

January 28, 2004

JOYCE L. BROOKS

Assistant Treasurer – Financial Services

Introduction

Good morning and thank you for joining our teleconference.  Please note that today’s teleconference is being webcast and will be available for audio replay at the McCormick website www.mccormick.com.

I’m Joyce Brooks, Assistant Treasurer for McCormick, and with me are Bob Lawless, Chairman, President & CEO, Fran Contino, Executive Vice President, CFO & Supply Chain and Paul Beard, Vice President — Finance.

Today we will discuss McCormick’s operating results for the fiscal year and fourth quarter ending November 30th and provide an outlook for 2004.  At the end of our remarks, we look forward to your questions.

Before we begin our discussion, please note that during the course of this conference call, we may make projections or other “forward-looking statements.”  Please refer to this morning’s press release for more specific information on this topic.  As indicated in the press release, the Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or other factors.

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ROBERT J. LAWLESS

Chairman, President & Chief Executive Officer

Financial Performance for the Quarter

Good morning to everyone participating on today’s call.  I’ll start the discussion with a review of our sales results for the fourth quarter.

Sales performance

As indicated in this morning’s press release there were some key factors that led to a strong fourth quarter sales increase of 11.8%.  First, our 2003 acquisitions of Zatarain’s and Uniqsauces contributed 5.6% of the increase.  Second, foreign exchange rates continued to benefit the Company and during the fourth quarter, added another 4.2% of sales increase.  And third, a combination of higher prices, product mix and volumes in our base businesses led to an increase of 2.0%.

I’ll share some specific comments regarding the sales performance for each of our two segments, beginning with the consumer business.

Consumer sales

In the fourth quarter, we grew sales of our consumer business 17.9%.  Sales increased 13.1% from acquisitions and foreign exchange, and 4.8% from our base business in local currency.

We increased consumer sales in the Americas by 19.1% during the quarter.  Zatarain’s contributed 10.2% of sales increase and foreign exchange 1.1%.  Sales from our base business contributed a strong increase of 7.8%.

There are several factors that drove this 7.8% increase and I’ll start with category growth in the U.S.  For spices, seasonings and dry seasoning mixes, we measured category growth by combining our customized IRI database with sales from other channels, including Walmart.  On this basis, the unit increase for the category was 3% in 2003.

Another key factor behind the increase was new distribution.  Dollar General was added earlier in 2003 and Food Lion stores were changed over to McCormick brand products during the fourth quarter.  We also had a positive sales impact in the Americas from higher pricing on vanilla extract.

We increased consumer sales in Europe 14.8% during the quarter.  Uniqsauces added 2.4% to sales and foreign currency exchange 15.7%, while the base business declined 3.3%.  This decline compares to a 6% increase in the fourth quarter of 2002.

In the fourth quarter of 2003, category growth in our largest markets of France and the U.K., was slightly positive and overall we maintained market share.  We also had the benefit of new distribution gains and the introduction of new products.However, these modest gains were more than offset in the quarter by our withdrawal from a small amount of distribution in Poland and some lost business in Belgium.

In the Asia/Pacific region, fourth quarter sales increased 14.4%.  Foreign exchange increased sales 16.5%, while a combination of higher volumes and an unfavorable product mix, led to a 2.1% decline.

 In Australia, our success with new product introductions was more than offset by tough competition in our dry seasoning mix and rice mix product lines.  In China, sales were impacted by our initiative to rationalize SKU’s . .  eliminating some lower margin items from our line and focusing on more value added products.  This initiative began at the end of 2002 and in 2004 is expected to have a positive impact on gross profit margin.

Industrial sales

In the fourth quarter, sales from the industrial business did not meet our expectations.  In total, sales rose 4.2% with a positive impact of 2.7% from acquisitions and 3.1% from foreign exchange.  However, base sales in local currency declined 1.6%.

If you recall, during our third quarter conference call, we stated . . . “new products in the pipeline, as well as improved demand for product supplied through broadline distributors and warehouse clubs, were expected to improve sales performance in the fourth quarter.”  As we look back on the fourth quarter, there were delays in some key new product launches and a slower improvement in sales through distributors and clubs.  There were other factors affecting fourth quarter industrial sales that I’ll discuss by region.

Industrial sales in the Americas increased 1.3% in local currency, with a contribution of 1.2% from foreign exchange.  In the Americas, sales in local currency were relatively unchanged in the fourth quarter of 2003.  This compares to a strong year-ago sales increase of 8% in the fourth quarter of 2002.

In the fourth quarter of 2003, as in our prior three quarters, sales were positively affected by strong product demand from restaurant customers, particularly quick service.  This sales increase was driven by a number of new products and our customers’ promotions of products that we flavor.

This increase was offset by lower sales to food processors during the quarter.  Throughout 2003, these sales have been adversely affected by lower pricing in response to lower raw material costs.  We pass through significant changes in raw material costs in our pricing and can have periods where sales are affected positively or negatively.  As for vanilla, the higher price of our vanilla extract for industrial customers was offset in part by reduced demand in the fourth quarter.

Industrial sales in Europe rose 13.6% this quarter, with 15.6% added by Uniqsauces and 9.8% by foreign exchange.  The base business in local currency declined 11.8%.  This was a significant change from our sales increase of 3.7% for the base business in local currency through the first three quarters.  We also had a difficult comparison to a 6% sales increase in the fourth quarter of 2002.  While we ended the year with strong condiment sales, these were more than offset by lower sales of seasonings during this period, due in part to the timing of new product launches.

In the Asia/Pacific region, we achieved 12.6% sales growth with 7.6% from foreign exchange and 5.0% from higher volumes.  Restaurant traffic is getting back on track in China, leading to improved demand by quick service restaurants in the second half of 2003.  We also had good sales volume with our industrial customers in Australia.

In summary, our industrial sales results in 2003, were mixed.  We benefited from the addition of Uniqsauces and favorable foreign currency.  Our business with restaurant customers in the Americas was strong.  We also increased sales of condiments in Europe.  And in our Asia/Pacific region, we achieved higher sales with a number of key customers.  Offsetting much of this gain were lower sales to food processors and in particular the effect of lower pricing related to raw materials.  Also in 2003, the higher prices for vanilla were offset by lower vanilla sales volume.

As for operating income . .. . we had impressive increases leading up to 2003.  In 2001, we increased operating income for our industrial business 20.5%, followed by an increase of 20.4% in 2002.  Then in 2003, we experienced lower sales increases in our base business, along with higher costs during a facility consolidation in Canada, an unfavorable mix of business, cost pressures from certain raw materials and higher employee benefit costs.  This combination of factors led to an increase in operating income for the industrial business of only 2.7% in 2003.

As we look ahead to 2004, we expect our industrial business to get back on track with stronger sales growth and higher increases in operating income.  We are working to stabilize the profit impact of vanilla and the facility consolidation in Canada is now behind us.  In addition, we recently gained customer approval for some significant new products in both the Americas and in Europe.  With this momentum, we expect to have improved results from the industrial business in the first half of 2004.

I’ll comment more about 2004, but at this point, would like to turn it over to Fran for a further discussion of financial performance.

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FRANCIS A. CONTINO

Executive Vice President, Chief Financial Officer & Supply Chain

Thank you Bob and good morning to those who have joined us for the call.  I’ll begin my comments below the net sales line with gross profit margin.

Operating income and EPS

In the fourth quarter, gross profit margin from continuing operations declined 10 basis points, following a gain of 80 basis points for the first nine months of 2003.

Factors that favorably affected gross profit margin in the fourth quarter included the sales growth in our branded consumer business, the addition of the Zatarain’s business, progress with supply chain initiatives and the net impact of higher pricing and cost for certain commodities.  Negatively affecting gross profit margin in the quarter were the lower margins of the Uniqsauces business and incremental private label business, as well as the higher costs of employee benefits, costs associated with our facility consolidation in Canada, and other expenses.

These higher costs also affected selling, general and administrative expense, although in total for the quarter, this expense was 25.4% of net sales compared to 25.9% of net sales in 2002.  As a percentage of sales, selling and marketing expenses were 50 basis points lower and distribution expense was up slightly.

We reported $3.6 million in special charges for the quarter, compared to $2.9 million in the fourth quarter of 2002.  In 2003, the earnings per share impact of special charges was 3¢ with 2¢ in the fourth quarter and 1¢ in the second quarter.  The charges this quarter related to facility consolidations in Canada and the U.K., and position eliminations.

In the fourth quarter we recorded a gain of $5.2 million for the sale of non-strategic royalty agreements.  We entered into these royalty agreements in 1995 and since then have modestly benefited from tax credits and royalty income.

The $5.2 million gain had an impact of 3¢ on earnings per share for the Company for 2003’s fourth quarter and fiscal year.  The impact of this gain and the $5.4 million interest income on the Ducros refund had a total EPS impact of 5¢.

Joint venture income declined again this quarter as compared to 2002.  Our joint venture in Mexico continued to have high soybean oil costs and competitive pressure, as well as an unfavorable currency impact, although the decline in net income has moderated since the first half of the year.  Another price increase to offset the soybean oil cost increase was recently taken.  This quarter, there was also a decline in the sales of our Signature Brands joint venture due in part to the timing of customer purchases for the holiday season.

Looking at our overall profit results for the fourth quarter, the performance of our consumer business exceeded expectations and more than offset lower industrial results.  Our 2003 acquisitions and positive foreign exchange positively affected results, while income from unconsolidated operations was below prior year.  Finally, we had an unexpected benefit from the one-time gain on the sale of royalty agreements.  For the fourth quarter, these were the primary drivers of our 17% increase in net income from continuing operations and our 19% increase in earnings per share from continuing operations.

In addition to net income from continuing operations, the Company also recorded several small adjustments in the fourth quarter that were related to the discontinuation in the third quarter of the packaging and U.K. brokerage businesses.  In the fourth quarter, in response to the FASB’s Interpretation #46, we also recorded the cumulative effect of an accounting change of 1¢ earnings per share related to our consolidation of the lessor of one of our distribution centers.

Balance Sheet and Cash Flow

I’ll comment next on the year-end balance sheet and our cash flow in 2003.

Our November 30th balance sheet shows that inventory remained high at $363 million compared to $284 million a year ago, although it had declined by $25 million during the quarter.  Most of the factors affecting inventory levels at the end of the third quarter, also affected the November 30th balance sheet.

•                  First, we added $54 million of higher cost vanilla beans earlier in 2003 to insure an on-going supply and manage our cost for this raw material.  At year-end, $40 million of incremental beans were still in inventory, which we expect to use by the end of 2004.

•                  Second, foreign currency exchange rates increased the valuation of inventory by $19 million as compared to the year-ago measurement date.

•                  Third, we had $8 million in incremental inventory related to new products.  This compares to $14 million at the end of the third quarter.

•                  And fourth, Zatarain’s and Uniqsauces added $7 million to inventory.

These increases are offsetting progress with supply chain initiatives to reduce inventory.  We are confident that these initiatives will lead to measurable inventory reductions across our businesses in 2004 and beyond.

Receivables at November 30, 2003 were $347 million compared to $303 million a year ago.  Of this $44 million increase, $30 million can be attributed to foreign exchange rates, with the remainder due to the addition of Zatarain’s and Uniqsauces.

Prepaid allowances relate primarily to our U.S. consumer business and have continued to decline in 2003, ending the year at $84 million, compared to $97 million at November 30, 2002.

At year-end our debt-to-total-capital ratio was 44.4%, compared to 49.0% in 2002.  This is just below our target range of 45-55%.  The decrease was primarily the result of an increase in shareholders’ equity due to the impact of foreign exchange rates.  During 2003, shareholders continued to benefit through share repurchase as well as increased dividend payments.

For continuing operations, net capital expenditures . . . capital expenditures, less proceeds from the sale of fixed assets . . . were somewhat back-loaded, at $34.6 million in the fourth quarter of 2003 compared to $11.2 million in the year ago quarter.  For the total year, capital expenditures net of proceeds from the sale of assets, were $81.7 million, compared to higher capital spending of $93.9 million in 2002, related to Beyond 2000.

Due to the nature of our business, we generate much of our cash in the fourth quarter of our fiscal year.  In the fourth quarter, cash from continuing operating activities, less net capital expenditures and dividend payments was $125.3 million.  In the fourth quarter of 2002, this same measure was $141.0, with the decrease in 2003 due in part to the timing of capital expenditures.

For fiscal year 2003, cash from continuing operating activities, less net capital expenditures and dividend payments was $50 million.  This was below our long-term objective to generate more than $100 million annually, and also below our guidance at the end of the third quarter . . . that cash from continuing operating activities, less net capital expenditures and dividend payments would be in the $75 to $100 million range.  This was due to our strategic inventory purchases and the timing of liability payments at year-end.

We aggressively repurchased shares in the fourth quarter.  During the quarter, we repurchased 2.8 million shares for $79.7 million.  At the end of the quarter, $22 million remained of the $250 million authorization approved by the Board in March 1999.  If there are no major acquisitions in the upcoming months, we expect to complete this program in mid-2004.  Anticipating this completion, the Board approved in September an additional $300 million share repurchase authorization.  Without significant acquisition activity, we expect this new program to extend into 2006.  As in 2003, we expect our share repurchase activity in 2004 to be heavier toward the end of the year to coincide with the higher cash flow in the fourth quarter of our fiscal year.

Looking back on our sources and uses of cash in 2003, we generated sufficient cash from operations and other income, as well as the sale of businesses and the purchase price refund, to provide the primary funding for $203 million of acquisitions, $121 million of share repurchase, $82 million in net capital expenditures, and $64 million of dividends.

I’d like to thank you for your attention and will now turn the discussion over to Bob to comment further on our performance for the full year and provide an outlook for 2004.

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ROBERT J. LAWLESS

Chairman, President & Chief Executive Officer

Full Year Performance

Thank you Fran.

I’d like to begin this part of the discussion by recapping the key events of 2003 that are included in today’s press release:

•                  First, we acquired Zatarain’s, the leading U.S. brand of New Orleans style products and Uniqsauces a condiment business based in the U.K. that benefits both our consumer and industrial businesses.  I’m pleased to say that through the fourth quarter, the Uniqsauces acquisition has met our expectations.  We are proceeding with the rationalization of condiment production facilities in the U.K. and have eliminated 30% of the less profitable SKU’s.  As for Zatarain’s, we are extremely pleased with our first six months following the acquisition of this business and the financial performance has exceeded our expectations.

•                  Second, we completed the sale of the packaging business and U.K. brokerage operation that were non-strategic for the Company.

•                  Third, we settled the negotiation over the purchase price of Ducros, receiving a cash refund of $55 million.

•                  Fourth, we announced two dividend increases during the year, increasing our quarterly dividend by 27%, to 14¢ from 11¢.

•                  Fifth, led by a strong increase in the Americas, our consumer business achieved strong sales growth from new distribution gains, new product activity and effective marketing.  We were particularly pleased in this fourth quarter to reach an agreement with Food Lion for distribution of McCormick branded products.

•                  While we were disappointed with the financial results of our industrial business in 2003, we are seeing improvement early in 2004 with the launch of new products in both the U.S. and Europe.  We continue to look for acquisition opportunities in the more value-added, higher margin end of the business.

•                  Next, through careful management of expenses and progress with supply chain initiatives we increased gross profit margin by 50 basis points.  This follows a 110 basis point increase in 2002.  Since 1998, we have increased gross profit margin by about 10 percentage points.

In a year with this level of activity and accomplishment, we are particularly pleased to have delivered record financial results and performed well against our financial objectives.

In 2003, we grew sales from continuing operations 11%, driven by acquisitions, favorable foreign exchange and the strength of our core businesses.  This was well ahead of our 3-7% objective.  In 2003, new products, new distribution and effective marketing each contributed to core business sales and I’ll comment on each of these of these three drivers.

First, new products.  As category leader we play a key role in building consumer interest in the category through our new products.  We spoke at length in our September conference call about the many new branded items launched in the U.S. and international markets.  In total, new products launched in the last three years accounted for 11% of overall 2003 sales, up from 10% in 2002.  For our consumer business, new products launched in the last three years accounted for 5% of 2003 sales and for our industrial business, accounted for 16% of sales.  We continue to devote additional resources to new product development and in 2003, increased our funding for research and development by another 6%.  Between our new products and recent acquisitions, sales from value-added products versus ingredients, now account for nearly 70% of our portfolio, as compared to 65% a year ago.

Second, we gained new distribution in 2003 with the addition of Dollar General and Food Lion in the U.S., and several smaller retailers in Europe.  While we sell to many of the largest customers in our key markets, we still have distribution gaining opportunities for our seafood, produce and other seasoning and condiment products marketed in the perimeter of the store.  We were pleased in 2003 to achieve our first store location outside of the home spice department in France with our new salad items.  In 2004, we plan to market an array of new and existing products in the meat departments in France.

And third, as for effective marketing, we increased promotion and advertising spending 16%.  We continue to direct our marketing efforts to those products that offer taste and convenience to the consumer.  In the U.S., McCormick has sponsored ice-skating specials and other events that appeal to our target consumers.  In Europe, we are preparing to roll-out strong marketing support for the new products launched in 2003.  We have increased our ability to measure the results of our marketing support and are channeling funds to those programs with the highest returns.  As a final, but important note on marketing, we’ve decided to move to open date coding for most U.S. products and have already begun product shipments.  We believe that this initiative will help consumers identify older product and better manage product freshness in their pantry.

Led by robust 11% sales growth in 2003, we achieved our objective to increase earnings per share 10-12%.  Earnings per share from continuing operations ended the year at $1.40, a 15% increase over 2002.  Without the one-time gain of 3¢ in the fourth quarter of 2003, earnings per share increased at the top end of our target range.

Before turning to our outlook for 2004, let me comment on recent changes in McCormick’s leadership.  During the quarter, John Molan announced his retirement at the end of 2004.  As many of you know, John had responsibility for many of the international business, both consumer and industrial.  We have announced that Mark Timbie will have responsibility for all non-U.S. McCormick consumer businesses.  Formerly with Tetley, Mark has been with the Company since 1996 and has held leadership positions in our U.S. and Canadian operations.

Let’s turn to our outlook for 2004.

2004 Outlook

I’ll begin with some of the activities underway at McCormick and factors that will influence our financial results in 2004, beginning with our B2K and supply chain initiatives.

First, we continue with our implementation of Beyond 2000, or B2K.  On December 1st we converted certain administrative functions for the U.S. industrial business, followed by one of our production facilities on January 1st I’m pleased to say that these conversions have gone very well.  We are extremely encouraged by this initial success and anticipate minimal disruption to our business as we complete the remaining phases for the U.S. industrial business.  Preparations for conversions in Europe and Canada in 2005 are already underway.

While the heavy spending for this program is behind us, it is important to recognize that B2K is an important priority for the Company and we continue to devote some of our top managers to the project to insure that the upcoming implementations are a success.  This is a significant investment for McCormick and through 2003 $102 million has been capitalized, with an additional $28 million in capital expected.  Expenses related to the program were $18 million through 2003, with another $18 million anticipated for the remaining implementations.

Using the tools from B2K, there are significant efforts underway to gain efficiencies throughout our supply chain.   We have commented previously that teams in the U.S. are working on a number of projects in areas such as freight and warehousing logistics, SKU rationalization and better forecasting.  In Europe, we are seeking packaging efficiencies for our consumer line and evaluating formulations and specifications to improve raw material efficiencies.  Margin improvement initiatives are being pursued in all of our businesses around the globe.

With B2K, supply chain initiatives and operational improvements, we have now projected the related cost savings and included this in our financial planning for the next three years.

By 2006, we expect to reach annual expense reductions of $70 million, with $15 million achieved in 2004, another $25 million in 2005 and the final $30 million in 2006.  These expense reductions will affect both cost of goods sold and operating expense.Our financial projections indicate that this level of savings will be sufficient to:

•                  1) - cover anticipated higher expenses in employee benefits, raw materials or other areas,

•                  2) – invest in brand support, product development and other initiatives to grow the business, and

•                  3) together with our sales growth, meet our goal to increase earnings per share 10-12% annually

In 2004, another factor that will affect the financial projection is a full year impact of the Zatarain’s acquisition.  The sales and profit from this business will be incremental in the first half and should add about $50 million to sales for the year.

Looking ahead, retirement benefits will continue to have an impact on our business.  For the U.S. pension plan, the Company has made contributions in each of the past five years to maintain a 90% funding ratio.  For all of the Company’s pension plans our 2003 contributions were $27 million and at this time, we expect to make a similar contribution in 2004.  As for pension expense, we expect this to increase again in 2004, along with insurance, health care and certain other operating costs.  Total pension expense was $22.1 million in 2003 and we expect this to increase approximately 45% in 2004.  Much of this increase relates to our changes in U.S. pension plan assumptions for the discount rate to 6.0% from 7.0%, and the actuarial assumption for return on investment to 8.5% from 9.0%.

I’ll comment on a few more factors that will affect our 2004 financial projections.  We expect:

•                  Favorable foreign exchange rates in the first part of the year;

•                  That in 2004 we will incur about $7 million of expense, or 3¢ for special charges related to the streamlining actions announced at the end of 2001;

•                  A tax rate of 31%;

•                  A slight increase in unconsolidated income; and

•                  Share repurchase of around $100 million in the absence of an acquisition, for a net reduction in shares outstanding of about 2 million shares

Taking into account all of the factors I’ve reviewed, our expectation for 2004 is to grow sales 7-9% and earnings per share 8-10% or $1.51-1.54.  This sales growth exceeds our 3-7% objective and includes the benefit of Zatarain’s and a benefit from foreign exchange.  The EPS growth is in line with our target range of 10-12% when the one-time gain received in the fourth quarter of 2003 is excluded.  If you also exclude the benefit in 2003 of the $5 million interest related to Ducros purchase price refund, our EPS growth for 2004 would be 12% or more.

Our guidance for 2004 EPS is currently in line with the analyst consensus as reported by First Call, when the impact of special charges is considered.  As you consider EPS for 2004 by quarter, keep in mind the impact of the other income the Company received in the second and fourth quarters of 2003.

As for cash flow, as Fran stated earlier, our goal is to generate over $100 million in cash from operations after net capital expenditures and dividends on an annual basis.  Based on our current projections, we expect to generate a total amount of $350-$400 million over the next three years.  We are using this cash for strategic growth initiatives, including acquisitions, as well as dividends, capital expenditures and share repurchase.  In 2004, we expect to have net capital expenditures of around $80 million and again, in the absence of acquisitions, to spend in excess of $100 million in share repurchase.  As Fran stated earlier, the share repurchases will be skewed toward the fourth quarter.

We are excited about our business and opportunities as we begin 2004.  Each day, our employees are expanding their capabilities with better tools and increasing their effectiveness throughout the organization.  Following the events of 2003, our management team is more focused than ever and enthusiastic about our customer base, product range and geographic reach.  We are actively pursuing opportunities for growth with new customers, new products, into new regions and with strategic acquisitions.

I am confident that we will continue to build shareholder value and that 2004 will be another record year for McCormick.

To everyone on the call, we thank you for your interest and would now like to discuss your questions.

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JOYCE L. BROOKS

Assistant Treasurer – Financial Services

This concludes today’s call.  A telephone replay of the call is available through midnight tomorrow by dialing 877-519-4471, access code 4133440.  You can also listen to a replay on our website www.mccormick.com after 2:00 pm today.

If you have any further questions or points to discuss regarding today’s information, please contact us at 410-771-7244.